PROSPECTUS SUPPLEMENT DATED JANUARY 28, 1998

(To Prospectus dated June 24, 1997, and the Prospectus Supplements dated August 4, 1997, August 20, 1997, October 1, 1997, November 26, 1997 and December 17,
1997)


                                  ADAPTEC, INC.


                                U.S. $230,000,000
           4 3/4% Convertible Subordinated Notes due February 1, 2004
                                       and
             Shares of Common Stock Issuable Upon Conversion Thereof

                             -----------------------


        This Prospectus Supplement together, with the Prospectus and Prospectus Supplements listed above, is to be used by certain holders of the above-referenced securities or by their transferees, pledgees, donees or their successors in connection with the offer and sale of the above referenced securities.

        The table captioned "Selling Securityholders" commencing on page 52 of the Prospectus is hereby amended to reflect the following additions and changes.


                                                                   NUMBER OF SHARES OF
                                    PRINCIPAL AMOUNT OF NOTES   COMMON STOCK BENEFICIALLY
                                       BENEFICIALLY OWNED           OWNED AND OFFERED
     SELLING SECURITYHOLDER            AND OFFERED HEREBY             HEREBY(1)(2)
     ----------------------         -------------------------   -------------------------
Bankers Trust ..................            4,000,000                   77,429
Bear Stearns & Co (3) ..........           19,600,000                  379,403
Robertson Stephens & Co. (3) ...            1,000,000                   19,357
Smith Barney Inc. ..............            2,108,000                   40,805


(1)  Includes shares of Common Stock issuable upon conversion of the Notes.

(2) Assumes a conversion price of $51.66 per share, and a cash payment in lieu of any fractional share interest; such conversion price is subject to adjustment as described under "Description of Notes -- Conversion." Accordingly the number of shares of Common Stock issuable upon conversion of the Notes may increase or decrease from time to time. Under the terms of Indenture, fractional shares will not be issued upon conversion of the Notes; cash will be paid in lieu of fractional shares, if any.

(3) Bear Stearns & Co. and Robertson Stephens & Co. acted as initial purchaser in connection with the original sale of the Notes sold hereunder.